EXHIBIT 99.1

News Release

170 Mt. Airy Road
Basking Ridge, NJ 07920
CONTACT:
Fred Lash
Chief Financial Officer
908-766-5000

Investors: Tiernan Cavanna / Lanie Fladell
Media: Sean Leous
Financial Dynamics
212-850-5600

HOOPER HOLMES ANNOUNCES 2004 FIRST QUARTER FINANCIAL RESULTS

BASKING RIDGE, NJ, April 28, 2004, Hooper Holmes, Inc. (AMEX:HH) today reported financial results for the first quarter ended March 31, 2004.

Total revenues for the quarter increased 6.9% to $80.0 million from $74.9 million in the first quarter of 2003. Net income was $3.1 million, or $0.05 per diluted share, compared to $4.7 million, or $0.07 per diluted share, in the 2003 first quarter. First quarter 2004 operating margins were negatively impacted by an increase in cost of sales due to continued softness in the core business and investments in Medicals Direct’s growth, and additional selling, general, and administrative expenses associated with the companies acquired in 2003 and in January 2004.

Revenues for the Company’s Health Information Business Unit (“HIBU”), comprised of Portamedic, Infolink, Heritage Labs and UK-based Medicals Direct Group, grew 6.3% to $70.3 million compared to $66.1 million in last year’s first quarter.

The HIBU’s first quarter performance was attributable to:

•	Medicals Direct, which nearly tripled its revenues to $9.5 million from $3.3 million a year earlier, as a result of continuing favorable trends in the U.K. life insurance market and some small acquisitions including National Medicals;

•	Infolink, which generated 34.5% revenue growth on the success of its new call center; and

•	Heritage Labs, which generated 20.5% revenue growth, reflecting continued market share gains.

•	Portamedic, which reported first quarter revenues of $50.0 million compared to $54.4 million in the year ago quarter.

Revenues for the Company’s Diversified Business Unit (“DBU”), including D&D Associates, Allegiance Health (acquired January 2004) and Medimax (acquired October 2003), increased 11.1% to

$9.7 million from $8.8 million in the first quarter of 2003, and 23.6% from $7.9 million in the fourth quarter 2003, as a result of new revenue contributions amounting to $2.9 million in the first quarter of 2004 from the acquisitions of Allegiance Health and Medimax. D&D Associates revenue declined $1.9 million due to lower automobile claims activity in New York state and certain clients distributing claims cases more evenly among its service providers.

Jim McNamee, Chairman, President and Chief Executive Officer of Hooper Holmes, stated, “Despite difficult conditions in the life insurance industry, we continue to maintain our share of Portamedic’s market and gain share in Heritage Labs’ and Infolink’s respective markets. At the same time, we continue to expand our product offerings with new services for our life and health insurance customers.”

“In the DBU, we are aggressively pursuing our ‘national IME provider’ business strategy as we execute on multi-state and national IME contracts with a focus on expanding our workers compensation services. Our pipeline of new business initiatives continues to grow and we are receiving encouraging feedback on promising new business opportunities. With its innovative approach, the DBU is well placed for improved growth. I am confident that our forward-looking strategy will position us well for the future.”

Mr. McNamee concluded, “Based on our performance to date, our previous guidance for full-year 2004 revenues in the range of $325 million and $335 million and earnings in the range of $0.27 to $0.29 per diluted share, appears attainable.”

Hooper Holmes will host a conference call today to discuss first quarter results at 9:30 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours of the live call until the next quarterly conference call.

Hooper Holmes provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the United Kingdom.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in the entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

HOOPER HOLMES INC.

2004 CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Three Months ended March 31,
	2004	2003
Revenues	$79,993	$74,850
Cost of operations	57,148	52,099

Gross profit	22,845	22,751

Selling, general and administrative expenses	17,793	14,949

Operating income	5,052	7,802

Other income (expense):
Interest expense	(148)	(60)
Interest income	105	215
Other expense, net	(123)	(326)

	(166)	(171)

Income before income taxes	4,886	7,631
Income taxes	1,805	2,973

Net income	$3,081	$4,658

Earnings per share:
Basic	$0.05	$0.07
Diluted	$0.05	$0.07

Weighted average number of shares:
Basic	64,876,031	64,744,169
Diluted	66,747,322	66,222,850

-MORE-

HOOPER HOLMES INC.

CONSOLIDATED BALANCE SHEETS

	3/31/04	12/31/03
ASSETS
Current Assets:
Cash and cash equivalents	$19,087,297	$28,291,019
Marketable securities	6,681,972	10,603,332
Accounts receivable, net	40,554,106	34,663,082
Other current assets	6,687,238	6,569,707

Total current assets	73,010,613	80,127,140

Property, plant and equipment:	33,880,967	33,004,834
Less: Accumulated depreciation and amortization	23,996,774	23,393,981

Property, plant and equipment, net	9,884,193	9,610,853

Goodwill	140,537,860	135,130,744
Intangible assets	33,538,014	29,617,156
Other assets	565,110	810,358

Total assets	$257,535,790	$225,296,251

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,018,662	$1,028,363
Accounts payable	12,325,991	12,106,987
Accrued expenses:
Salaries, wages and fees	1,212,111	1,478,189
Income taxes payable	4,601,508	3,116,446
Other	8,421,424	9,416,252

Total current liabilities	27,579,696	27,146,237
Long term debt, less current maturities	1,000,000	2,000,000
Other long term liabilities	4,720,298	4,554,160
Deferred income taxes	1,674,695	1,758,879
Minority interest	412,299	358,705

Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 in 2004 and 2003.	2,699,963	2,699,963
Additional paid-in capital	127,299,050	127,487,718
Accumulated other comprehensive income	1,067,902	855,719
Retained earnings	110,721,253	108,613,932

	241,788,168	239,657,332
Less: Treasury stock at cost (2,590,951 and 2,662,151 shares)	19,639,366	20,179,062

Total stockholders’ equity	222,148,802	219,478,270

Total liabilities and stockholders’ equity	$257,535,790	$255,296,251

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